Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-106092 of TIB Financial Corp. of our report dated July 27, 2012 relating to the financial statements of TIB Financial Corp. Employee Stock Ownership Plan with 401(K) Provisions, which appears in this Form 11-K

/s/ PricewaterhouseCoopers LLP

Miami, Florida
July 27, 2012